                                                                Exhibit 23.3

                                   Consent of
        Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.
                                 Patent Counsel

        We consent to the reference of our firm under the caption "Experts" and to the use of the statements under the caption "Risk Factors -- Patents and Proprietary Rights; Third-Party Rights" and Business -- Patents" which we have reviewed and approved in this Registration Statement on Form S-1 and related Prospectus of ChemGenics Pharmaceuticals, Inc. and any and all amendments thereto (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of
1993).

            Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.

            /s/ Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.

Roseland, N.J.

December 17, 1996